INVESTMENT ACCOUNTING AGREEMENT

THIS AGREEMENT is made effective the ______ day of April, 2008, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the commonwealth of Massachusetts (“State Street”), and QUANTITATIVE GROUP OF FUNDS, a Massachusetts business trust (“Fund”).

WITNESSETH:

WHEREAS, Fund and Investors Fiduciary Trust Company, the predecessor by merger to State Street, entered into a Custody and Investment Accounting Agreement on January 19, 1998, and desire to amend and restate said agreement (the “Prior Custody and Investment Accounting Agreement”) by the coincident execution of this Agreement and a corresponding Custody Agreement; and

WHEREAS, Fund desires State Street to continue to perform certain investment accounting and recordkeeping functions for the investment securities, other non-cash investment properties, and monies (the “Assets”) of the Fund’s investment portfolio or portfolios (each a “Portfolio”, and collectively the “Portfolios”); and

WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth;

NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1        APPOINTMENT. Fund hereby contracts with State Street to perform certain investment accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Section 31(a) of the Investment Company Act of 1940, as amended, and the rules and regulations from time to time adopted thereunder (the “1940 Act”) and to calculate the net asset value of the Portfolios in accordance with the provisions of Section 3 hereof.

SECTION 2	REPRESENTATIONS AND WARRANTIES

SECTION 2.1    FUND REPRESENTATIONS AND WARRANTIES. Fund hereby represents, warrants and acknowledges to State Street:

1)      That it is a business trust duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and

2)      That it has the requisite power and authority under the Declaration of Trust, Articles of Incorporation, Bylaws, or other governing documents of Fund (“governing documents”), and applicable law to enter into this Agreement; it has taken all requisite action necessary to contract with State Street; this Agreement has been duly executed and delivered by Fund; and this Agreement constitutes a

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legal, valid and binding obligation of Fund, enforceable in accordance with its terms.

SECTION 2.2    STATE STREET REPRESENTATIONS AND WARRANTIES. State Street hereby represents, warrants and acknowledges to Fund:

1)      That it is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; and

2)      That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by State Street; and this Agreement constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

SECTION 3	DUTIES AND RESPONSIBILITIES OF THE PARTIES

SECTION 3.1    DELIVERY OF ACCOUNTS AND RECORDS. Fund will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly. State Street may rely conclusively on the completeness and correctness of such accounts and records.

SECTION 3.2    ACCOUNTS AND RECORDS. State Street will prepare and maintain, under the direction of and as interpreted by Fund, Fund’s or Portfolio’s accountants and/or other advisors, in complete, accurate and current form such accounts and records: (1) required to be maintained by Fund with respect to portfolio transactions under Rule 31(a) of the 1940 Act; (2) required as a basis for calculation of each Portfolio’s net asset value; and (3) as otherwise agreed upon by the parties. Fund will advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act. State Street will preserve such accounts and records during the term of this Agreement in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. Fund will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

SECTION 3.3    ACCOUNTS AND RECORDS PROPERTY OF FUND. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of Fund and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. Upon receipt from Fund of the necessary information or Proper Instructions, State Street will supply information from the books and records it maintains for any Portfolio that Fund may reasonably request for tax returns, questionnaires, periodic reports to regulators and such other reports and information requests as Fund and State Street may agree upon from time to time.

SECTION 3.4    ADOPTION OF PROCEDURES. State Street and Fund may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by Fund, Fund’s or Portfolio’s accountants or other advisors conflicts with or violates any requirements of the governing documents, prospectus, any applicable law, rule or regulation, or any order, decree or agreement by which Fund may be

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bound. Fund will be responsible for notifying State Street of any changes in its prospectus, statement of additional information, governing documents, statutes, regulations, rules, requirements or policies which may impact State Street responsibilities or procedures under this Agreement.

SECTION 3.5    VALUATION OF ASSETS. State Street will value the Assets in accordance with Fund’s Proper Instructions utilizing the information sources designated by Fund (“Pricing Sources”) on the then-current Price Source and Methodology Authorization Matrix, incorporated herein by this reference, in the form attached hereto.

SECTION 4       PROPER INSTRUCTIONS. “Proper Instructions,” which may also be standing instructions, as used throughout this Agreement, shall mean instructions received by State Street from Fund, the Fund’s investment manager or sub-adviser or other person or entity duly authorized by Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by State Street and the person or entity giving such instructions, provided that Fund has followed any security procedures agreed to from time to time by Fund and State Street. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. Fund shall cause all oral instructions to be confirmed in writing. Fund shall cause its duly authorized officer to certify to State Street in writing the names and specimen signatures of persons authorized to give Proper Instructions. State Street shall be entitled to rely upon the identity and authority of such persons until it receives notice from Fund to the contrary. Unless Fund’s notice delegating authority to any person to give Proper Instructions specifically limits such authority to specific matters or requires that the approval of any other person will first have been obtained, State Street will be under no obligation to inquire into the right of such person, acting alone, to give any Proper Instructions whatsoever. If Fund fails to provide State Street any such notice naming authorized persons, any instructions received by State Street from a person reasonably believed to be an appropriate representative of Fund will constitute valid Proper Instructions hereunder. The term “authorized person” may include Fund’s employees and agents, including investment managers and their employees. Fund will provide upon State Street’s request a certificate signed by an officer or authorized person of Fund, as conclusive proof of any fact or matter required to be ascertained from Fund hereunder. Upon State Street’s request, Fund also will provide Proper Instructions with respect to any matter concerning this Agreement. If State Street reasonably believes that it could not prudently act according to any Proper Instructions, or the instruction or advice of Fund’s accountants or counsel, it may in its discretion, communicate such belief to Fund and refrain from acting in accordance therewith.

SECTION 5	LIMITATION OF LIABILITY OF STATE STREET.

SECTION 5.1    INDEMNIFICATION OF STATE STREET BY FUND. State Street shall be held to the standard of reasonable care in carrying out the provisions of this Agreement. However, State Street is not responsible or liable for, and Fund will promptly indemnify and hold State Street harmless from and against, any and all direct costs, expenses, losses, damages, charges, reasonable attorney’s fees, payments and liabilities that are asserted against or incurred by State Street or for which State Street is held to be liable, arising out of or attributable to State Street’s entrance into this Agreement, as a result of State Street following any Proper Instruction, or as a

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result of any other action or inaction of State Street in the performance of its duties under this Agreement, provided, however, that any such action or inaction was in good faith and in the exercise of reasonable care; and provided, further, that such indemnity and hold harmless obligation shall not apply to any costs, expenses, losses, damages, charges, reasonable counsel fees, payments or liabilities to the extent arising out of State Street’s negligence, bad faith or willful misconduct.

SECTION 5.2 OTHER LIMITATIONS OF STATE STREET'S LIABILITY. Without limiting the generality of Section 5.1, State Street is not responsible or liable hereunder for:

1)

State Street’s action or failure to act hereunder upon any advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine, including any communications, data or other information received by State Street by means of the Systems (as such term is defined in the Remote Access Services Addendum of even date herewith by and between Fund and State Street) or any electronic system of communication;

2)

State Street’s action or failure to act in good faith reliance on the advice or opinion of counsel for Fund or of its own counsel with respect to questions or matters of law, which advice or opinion may be obtained by State Street at the expense of Fund, or on the Proper Instruction, advice or statements of any officer or employee of Fund or Fund’s accountants or other authorized individuals, and other persons believed by it in good faith to be expert in matters upon which they are consulted;

3)

Any error, omission, inaccuracy or other deficiency in any accounts and records or other information provided to State Street by or on behalf of Fund with respect to any Portfolio, including the accuracy of the data and prices provided by the Data Sources, or the information supplied by Fund to value the Assets, or the failure of Fund to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties hereunder;

4)

Fund’s refusal or failure to comply with the terms hereof (including without limitation Fund’s failure to pay or reimburse State Street under Section 5 hereof), Fund’s negligence or willful misconduct, or the failure of any representation or warranty of Fund hereunder to be and remain true and correct in all respects at all times;

5)	Loss occasioned by the acts, omissions, defaults or insolvency of Fund or any broker, bank, trust company, securities system or any other person with whom State Street may deal; and

6)

The failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity’s reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or

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direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

SECTION 6       COMPENSATION. In consideration for its services hereunder, Fund will pay to State Street the compensation set forth in a separate fee schedule, incorporated herein by reference, to be agreed to by Fund and State Street from time to time, and, upon demand, reimbursement for State Street’s cash disbursements and reasonable out-of-pocket costs and expenses, including attorney’s fees and disbursements, incurred by State Street in connection with the performance of services hereunder.

SECTION 7       TERM AND TERMINATION. The initial term of this Agreement is for a period of one (1) year. Thereafter, this Agreement will continue until either Fund or State Street terminates this Agreement by written notice to the other party that is received not less than ninety (90) days prior to the date specified therein upon which such termination will take effect. Upon termination hereof:

1)      Fund will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date;

2)      Fund will designate a successor (which may be Fund) by Proper Instruction to State Street; and

3)      State Street will, upon payment of all sums due to State Street from Fund hereunder or otherwise, deliver all accounts and records and other properties of Fund to the successor, or, if none, to Fund, at State Street’s office.

State Street shall not be required to disclose its Confidential Material (as hereinafter defined) to any successor service provider or other third party, nor shall it be required to obtain or develop any data not produced as part of the services hereunder. In the event that accounts, records or other properties remain in the possession of State Street after the date of termination hereof for any reason other than State Street’s failure to deliver the same, State Street is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by the Fund within ten (10) days after written demand. Termination of this Agreement with respect to the coverage of any Portfolio(s) shall in no way affect the rights and duties under this Agreement with respect to any other Portfolio.

SECTION 8	REVIEWS OF ACCOUNTS AND RECORDS.

SECTION 8.1    ACCESS TO STATE STREET. Upon request of Fund (which shall include reasonable advance notice), State Street shall grant access to its facilities and personnel to Fund and its auditors (including internal audit staff and external auditors), compliance personnel, governmental personnel and regulators for the purpose of performing such audits or inspections as may be reasonably required to examine State Street’s performance of services hereunder. State Street shall provide to Fund and such auditors, compliance personnel, governmental personnel and regulators such assistance and support as they may reasonably request. Fund shall ensure that at least one of its designated representatives is physically present at State Street’s facilities during any audit or inspection by governmental personnel and regulators to examine State Street’s performance of the services. Fund shall reimburse State Street for any expense or cost

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reasonably incurred by State Street in supporting any audit or inspection out of the ordinary course of business.

SECTION 8.2    LIMITATIONS ON ACCESS. Notwithstanding the foregoing audit and inspection rights, State Street reserves the right to impose reasonable limitations on the number, frequency, timing and scope of audits and inspections requested by Fund so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security or confidentiality; provided, however, that State Street may not limit the number, frequency or timing of audits and inspections in connection with any investigation or other action by any regulatory or governmental body with supervisory authority over Fund. Nothing contained in this Section 8 shall obligate State Street to provide access to or otherwise disclose: (i) any information that is unrelated to Fund and the provision of services by State Street to Fund, (ii) any information which is treated as confidential under State Street’s corporate policies including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions or (iii) any other documents, reports or other information that State Street is obligated to maintain in confidence as a matter of law or regulation.

SECTION 9       CONFIDENTIALITY. “Confidential Material” of either party to this Agreement shall mean any proprietary computer software, programs, source or object codes, databases, specifications, techniques, technical information, know-how, strategic business information, marketing and business plans, product information, client information, financial data, or other information or materials which such party (collectively, “Proprietor”) discloses to the other party (“Recipient”), including, without limitation, all portfolio and investment data and other information and materials disclosed by Fund to State Street in connection with this Agreement, and all accounts, records and other materials produced by State Street pursuant to this Agreement; provided that Fund shall be deemed “Proprietor” and State Street shall be deemed “Recipient” with respect to all accounts and records of Fund produced by State Street pursuant to this Agreement. Confidential Material shall not include information which (i) is generally available and known to the public, or (ii) becomes generally available and known to the public other than as the result of a disclosure by Recipient in violation of this Agreement, or (iii) becomes available to Recipient from a source other than the Proprietor, provided such source did not, to Recipient’s knowledge, obtain such information or make such disclosure to Recipient in violation of an agreement with the Proprietor or through other improper action or inaction, or (iv) is independently developed by Recipient without use of or reference to the Confidential Material, and such independent development is evidenced or otherwise confirmed by written documentation. Confidential Material will be used by Recipient solely for the purpose of carrying out this Agreement and will be kept confidential by Recipient; provided, however any Confidential Material may be disclosed to employees and agents of Recipient who reasonably need to know such information for the purpose of carrying out this Agreement (it being understood that all such employees and agents shall be informed of the confidential nature of such Confidential Material and shall be directed not to disclose such Confidential Material and to use such Confidential Material solely for the purpose of carrying out this Agreement). In addition, State Street may aggregate Fund’s nonpublic portfolio holdings information with similar data of other State Street clients and may report and use such aggregated data without specific reference to Fund so long as such aggregated data is sufficiently large a sample that no Confidential Material can be identified either directly or by inference or implication. Nothing herein shall prevent the disclosure of Confidential Material that is required to be disclosed (i) by Recipient to its regulatory authorities, or (ii) by order of a court of competent jurisdiction,

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subpoena or other legal process; provided, that Recipient shall give Proprietor prompt notice of such requirement so Proprietor may seek an appropriate protective order. Recipient specifically agrees that money damages would not be a sufficient remedy for any breach of this Section and Proprietor shall be entitled to specific performance as a remedy for any such breach. Specific performance shall not be deemed to be the exclusive remedy for any breach of this Section, but shall be in addition to all other remedies available at law or in equity. The obligations and agreements set forth in this Section shall survive the termination of this Agreement.

SECTION 10	GENERAL

SECTION 10.1  INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation hereof, State Street and Fund may from time to time agree on such provisions interpretive of or in addition to the provisions hereof as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 10.2  ADDITIONAL PORTFOLIOS. In the event that Fund establishes one or more additional series with respect to which it desires to have State Street render services under the terms hereof, it shall so notify State Street in writing, and if State Street agrees to provide such services, such series shall become a Portfolio hereunder. Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Fund is deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the Portfolios for any reason.

SECTION 10.3  MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of the Commonwealth of Massachusetts.

SECTION 10.4  PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior agreements between Fund on behalf of each of the Portfolios and State Street relating to the recordkeeping of the Assets. However, the parties acknowledge that all rights, responsibilities and duties arising from the Former Custody and Investment Accounting Agreement shall continue to be in full force and effect until the date of the execution of this Agreement.

SECTION 10.5  REMOTE ACCESS SERVICES ADDENDUM. State Street and Fund agree to be bound by the terms of the Remote Access Services Addendum attached hereto and incorporated herein by reference.

SECTION 10.6  ASSIGNMENT. Except as otherwise set forth herein, this Agreement may not be assigned by either party without the written consent of the other. State Street shall have

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the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided that State Street shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though State Street performed such duties itself.

SECTION 10.7  COUNTERPARTS AND AMENDMENTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement. No provision of this Agreement may be amended unless such amendment is set forth in a written agreement executed by State Street and Fund.

SECTION 10.8  INSTRUCTIONS AND NOTICES. Any Proper Instruction, notice, communication or other instrument required to be given hereunder may be (a) delivered in person to the offices of the parties as set forth herein during normal business hours; or (b) effected directly between electro-mechanical or electronic devices as provided in Section 4 hereof; or (c) delivered prepaid certified mail, return receipt requested (in which case it shall be deemed to have been served on the delivery date specified on the return receipt); or (d) delivered by telecopy (in which case it shall be deemed to have been served on the business day after the receipt thereof). Each party hereto shall designate from time to time the person(s) and address(es) for Proper Instructions and other communications related to the daily operations. Proper Instructions and other communications related to this Agreement (including but not limited to termination, breach, or default notices) shall be delivered at the following addresses, which may be changed by either party by written notice to the other party from time to time.

To Fund:

QUANTITATIVE GROUP OF FUNDS

55 Old Bedford Road

Lincoln, Massachusetts 01733

Attention: *[contact]

Telephone: *

Telecopy: *

To State Street:

STATE STREET BANK AND TRUST COMPANY

801 Pennsylvania Avenue

Kansas City, Missouri 64105

Attention: Senior Vice President, Quantitative Fund Services

Telephone: 816-871-4100

Telecopy: 816-871-9675

SECTION 10.9  REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that

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any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 10.10 SEVERABILITY. If any provision in this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the parties have caused this Investment Accounting Agreement to be executed by their respective duly authorized officers.

QUANTITATIVE GROUP OF FUNDS

By:	DRAFT

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:	DRAFT

Name:

Title:

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